                                                                  Exhibit 23.2

After consummation of the proposed reverse stock split, as discussed in Note 21 to the audited financial statements, Coopers & Lybrand L.L.P. will be in a position to render the following consent.

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of our report dated March 7, 1997, except for Notes 9 and 21 as to which the date is May 27, 1997, on our audit of the financial statements of Centennial HealthCare Corporation and Subsidiaries as of December 31, 1995 and 1996 and for the seven months ended December 31, 1995 and for each of the two years in the period ended December 31, 1996.

We also consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Prospectus.

Atlanta, Georgia
June 16, 1997